                                                                    EXHIBIT 11.1


                        U.S. RESTAURANT PROPERTIES, INC.
                            EARNINGS PER SHARE RATIO
                                 (IN THOUSANDS)

                                                 THREE MONTHS ENDED      NINE MONTHS ENDED
                                                    SEPTEMBER 30,          SEPTEMBER 30,
                                                --------------------    --------------------
                                                  2001        2000        2001        2000
                                                --------    --------    --------    --------
Net income (loss)                               $   (812)   $  1,413    $(18,604)   $    423
         Dividends on preferred stock             (1,776)     (1,776)     (5,327)     (5,327)
                                                --------    --------    --------    --------
Net loss before extraordinary item                (2,588)       (363)    (23,931)     (4,904)
         Extraordinary item                           --          --        (340)         --
                                                --------    --------    --------    --------
Net loss allocable to common stockholders       $ (2,588)   $   (363)   $(24,271)   $ (4,904)
                                                ========    ========    ========    ========


Net loss per share from continuing operations   $  (0.14)   $  (0.02)   $  (1.34)   $  (0.32)

Extraordinary item                                    --          --       (0.02)         --
                                                --------    --------    --------    --------

Net loss per share allocable to common
stockholders - Basic and Diluted                $  (0.14)   $  (0.02)   $  (1.36)   $  (0.32)
                                                ========    ========    ========    ========


Weighted average shares outstanding
         Basic and diluted                        17,964      15,378      17,796      15,380
                                                ========    ========    ========    ========